CONFIDENTIAL TREATMENT REQUESTED: Certain portions of this document have been omitted pursuant to a request for confidential treatment and, where applicable, have been marked with an asterisk (“[*****]”) to denote where omissions have been made. The confidential material has been filed separately with the Securities and Exchange Commission.

This Agreement is made the 8th day of March, 2000

BY AND BETWEEN

Novartis Pharma AG

A Swiss limited liability company with offices at Lichtstrasse 35, CH-4002 Basel, Switzerland

Emisphere Technologies, Inc.

A Delaware Corporation with offices at 765 Old Saw Mill River Road, Tarrytown, New York 10591

LICENSE AGREEMENT

WHEREAS

A.	Emisphere is beneficially entitled to the use of various patents and other intellectual property, including the Emisphere Patents which have been granted or are pending under various international conventions in relation to the Emisphere Technology.

B.	Emisphere is knowledgeable in the discovery and use of compounds which can interact with therapeutic agents in a manner to improve the transport of such therapeutic agents through biological membranes.

C.	Novartis is knowledgeable in the research, development, manufacture and marketing of pharmaceutical formulations and Novartis has rights to, owns and possesses patented therapeutic agents and other technologies and related intellectual property.

D.	Emisphere and Novartis have previously entered into a Research Collaboration and Option Agreement regarding the application of the Emisphere Technology to oral delivery of Novartis therapeutic agents.

E.	Novartis desires to enter into this Agreement with Emisphere so as to permit Novartis to [*****] utilize the Emisphere Technology and the Emisphere Program Technology, in combination with the Novartis Program Technology and any jointly developed technology, in the research, development, manufacture, distribution and sale of the Products in the Field.

NOW THEREFORE IT IS HEREBY AGREED AS FOLLOWS:

1.	DEFINITIONS

1.1	In this present Agreement, including the Recitals and Appendix, the following definitions shall prevail unless the context otherwise requires:

“Acquired”	means a transfer of intellectual property or information from an Independent Third Party to Emisphere or Novartis, as the case may be, to the extent to which there are no obligations or restrictions in respect of that intellectual property or information which prohibit use by or disclosure to Novartis or Emisphere, as appropriate;

“[*****]”	[*****]

“Affiliate”	means any corporation or business entity which Novartis or Emisphere, directly or indirectly, owns or controls, is under common ownership with, or which owns one of the Parties to this Agreement. Ownership or control shall exist when an entity owns 50% or more of the capital or business assets of another entity; has the power to exercise 50% or more of the voting rights or to appoint 50% or more of the Board of Directors of another entity; or has the right to control the affairs of another entity, it being understood that the direct or indirect ownership of a lesser percentage of such shares shall not necessarily preclude the existence of control;

“Agreement”	means this license agreement (which expression shall be deemed to include the Recitals and Schedule hereto, and any other document(s) incorporated herein by reference);

“Carriers”	means various proprietary synthetic compounds described by the Emisphere Technology that are used to facilitate transport through membranes via a number of different Routes of Administration to deliver the Compound;

“Compound”	means calcitonin, specified by Novartis herein, [*****]

“Cost”	[*****]

“Effective Date”	means the date when Novartis exercises the Option and makes the payment foreseen in the Option Agreement under Article 2.3 thereof;

“Emisphere”	means Emisphere Technologies, Inc., its Affiliates, successors and permitted assignees;

“Emisphere Know-How”	means all existing proprietary trade secrets, confidential scientific, technical and medical information and expertise from time to time developed, produced, created or Acquired by or on behalf of Emisphere, on or before the Effective Date, including, but not limited to, unpatented inventions, discoveries, theories, plans, ideas or designs relating to the research and development, registration for marketing, use or sale of the Carriers or formulations of Compounds and Carriers, needed relevant data on the Carriers, preclinical toxicity and manufacturing data for the Carriers and prototype Compound/Carrier formulation(s), and toxicological, pharmacological, analytical and clinical data, bioavailability studies, other formulations, control assays and specifications, methods of preparation and stability data with respect to Carriers and prototype Compound/Carrier formulation(s); [*****]

“Emisphere Patents”	means all and any existing patents, utility models and any applications therefor in the Territory (other than the Emisphere Program Patents or Joint Patents) that are or subsequently may be owned or Acquired by, or assigned or licensed to, Emisphere (including any and all divisions, continuations, continuations-in-part, extensions, additions, registrations, confirmations, reexaminations, Supplementary Protection Certificates, renewals or reissues thereto or thereof) as of the Effective Date and that would be infringed by the development, manufacture, use, disposal, sale, offer of disposal or sale, or importation of the Product(s) in the Territory and/or relate to the Field; the Emisphere Patents as of the effective date are included in the Schedule I hereto;

“Emisphere Program Know-How”	means all trade secrets, confidential scientific, technical and medical information and expertise developed, produced, created or Acquired by or on behalf of Emisphere pursuant to the Research and Development Program (other than Emisphere Know-How and Joint Know-How), including, but not limited to, unpatented inventions, discoveries, theories, plans, ideas or designs (whether or not reduced to practice), and relating to the research and development, registration for marketing, use or sale of the Carriers or the Product(s), needed relevant data on the Carriers, preclinical toxicity and manufacturing data for the Carriers and prototype Product(s), and toxicological, pharmacological, analytical and clinical data, bioavailability studies, formulations, control assays and specifications, methods of preparation and stability data with respect to the Carriers and prototype Product(s);

“Emisphere Program Patents”	means all and any patents, utility models and applications therefor in the Territory (including any and all divisions, continuations, continuations-in-part, extensions, additions, registrations, confirmations, reexaminations, Supplementary Protection Certificates, renewals or reissues thereto or thereof) on or for any inventions or discoveries that have been or subsequently may be conceived or made by employees or agents of Emisphere pursuant to the Research and Development Program;

“Emisphere Program Technology”	means the Emisphere Program Patents, the Emisphere Program Know-How and/or Emisphere’s share of the Joint Patents and the Joint Know-How, as well as any other Emisphere intellectual property rights (such as copyright or data rights) created or arising during the term of this Agreement and relevant to the Field;

“Emisphere Technology”	means the Emisphere Patents and/or the Emisphere Know-How, as well as any other Emisphere intellectual property rights (such as copyright or data rights) created or arising before the term of this Agreement and relevant to the Field;

“Field”	means the research, development and optimization of the Compound and all uses of the Compound utilizing one or more Carriers for all medical ailments or indications for the oral Route of Administration as well as the manufacture, use, promotion, distribution, marketing and sale of the Product(s);

“FTEs”	means full time equivalent persons employed by one of the Parties as defined in the Option Agreement;

“[*****]”	means the following costs:

[*****]

“Health Authority”	means any relevant regulatory authority the approval of which is necessary to market a product in any country of the Territory and which in the United States is the Food and Drug Administration (FDA) or any successors or agency the approval of which is necessary to market a product in the United States of America;

“Improvements”	means any intellectual property rights of Emisphere relevant to the Field created or arising outside the scope of this Agreement, but during the term of this Agreement;

“INDA”	means any Investigational New Drug Application or similar application in relation to a Product(s) filed by Novartis or its approved designee with the relevant Health Authority;

“Independent Third Party”	means any person other than Novartis, Emisphere or any of their Affiliates;

“Joint Know-How”	means know-how which is jointly developed by the Parties in pursuance of the Program under the Option Agreement and during the term of this License Agreement (i.e., pursuant to the Research and Development Program);

“Joint Patents”	means all and any patents, utility models and any applications therefor in the Territory (including any and all divisions, continuations, continuations-in-part, extensions, additions, registrations, confirmations, reexaminations, Supplementary Protection Certificates, renewals or reissues thereto or thereof) on or for any inventions or discoveries which are jointly conceived by the Parties in pursuance of the Program under the Option Agreement and during the term of this License Agreement (i.e., pursuant to the Research and Development Program);

“Launch”	means the first commercial sale of a Product; the date thereof shall be determined on a country-by-country basis;

“Milestone”	means milestones as specified in the Appendices to the Option Agreement;

“NDA”	means any New Drug Application or similar application in relation to a Product(s) filed by Novartis or its approved designee with the relevant Health Authority;

“Net Sales”	means with respect to the Product(s) the gross invoice price of Product sold by Novartis and its sublicensees to independent, non-Affiliated third parties in bona fide, arms-length transactions, from which shall be subtracted, if not previously deducted in the amount invoiced or received, (i) quantity and/or cash discounts actually allowed or taken, (ii) freight, postage and shipping insurance [*****], (iii) customs duties and taxes, if any, directly related to the sale, (iv) amounts repaid or credited by reasons of rejections, return of goods and retroactive price reductions specifically identifiable as relating to Product, (v) amounts incurred resulting from government (or an agency thereof) mandated rebate programs, (vi) third party rebates and chargebacks related to the sale of Product to the extent actually allowed, (vii) amounts that are uncollectible because of, for example, the bankruptcy of a customer, (viii) as agreed by the Parties in writing, any specifically identified amounts included in the Product’s gross sales that were or ultimately will be credited and are substantially similar to those listed above.

The amount of Net Sales for any period shall be determined on the basis of sales recorded in such period in accordance with accepted accounting practices [*****].

“Novartis”	means Novartis Pharma AG, its Affiliates, successors and permitted assignees;

“Novartis Know-How”	means all existing proprietary trade secrets, confidential scientific, technical and medical information and expertise from time to time developed, produced, created or Acquired by or on behalf of Novartis, on or before the Effective Date, including, but not limited to, unpatented inventions, discoveries, theories, plans, ideas or designs relating to the research and development, registration for marketing, use or sale of the Compound, needed relevant data on the Compounds, preclinical toxicity and manufacturing data for the Compound, and toxicological, pharmacological, analytical and clinical data, bioavailability studies, other formulations, control assays and specifications, methods of preparation and stability data with respect to the Compound;

“Novartis Patents”	means all and any existing patents, utility models and any applications therefor in the Territory (other than the Novartis Program Patents or Joint Patents) that are or subsequently may be owned or Acquired by, or assigned or licensed to, Novartis

(including any and all divisions, continuations, continuations-in-part, extensions, additions, registrations, confirmations, reexaminations, Supplementary Protection Certificates, renewals or reissues thereto or thereof) as of the Effective Date and that would be relevant and necessary to develop, make, use, or sell Product(s) in the Territory and/or relate to the Field;

“Novartis Program Know-How”	means all trade secrets, confidential scientific, technical and medical information and expertise developed, produced, created or Acquired by or on behalf of Novartis pursuant to the Research and Development Program (other than Novartis Know-How and Joint Know-How), including, but not limited to, unpatented inventions, discoveries, theories, plans, ideas or designs (whether or not reduced to practice), and relating to the research and development, registration for marketing, use or sale of the Compound or the Product(s), needed relevant data on the Compound, preclinical toxicity and manufacturing data for the Compound, and toxicological, pharmacological, analytical and clinical data, bioavailability studies, formulations, control assays and specifications, methods of preparation and stability data with respect to the Compound and prototype Product(s);

“Novartis Program Patents”	means all and any patents, utility models and applications therefor in the Territory (including any and all divisions, continuations, continuations-in-part, extensions, additions, registrations, confirmations, reexaminations, Supplementary Protection Certificates, renewals or reissues thereto or thereof) on or for any inventions or discoveries that have been or subsequently may be conceived or made by employees or agents of Novartis pursuant to the Research and Development Program;

“Novartis Program Technology”	means the Novartis Program Patents, the Novartis Program Know-How and/or Novartis’s share of the Joint Patents and the Joint Know-How, as well as any other Novartis intellectual property rights (such as copyright or data rights) created or arising during the term of this Agreement and relevant to the Field;

“Novartis Technology”	means the Novartis Patents and/or the Novartis Know-How, as well as any other Novartis intellectual property rights (such as copyright or data rights) created or arising before the term of this Agreement and relevant to the Field;

“Option”	means an option to enter into a license agreement in the form of this Agreement, as provided for in the Option Agreement;

“Option Agreement”	means the Research Collaboration and Option Agreement, dated as of December 3, 1997, between Emisphere and Novartis, incorporated herein by reference;

“Option Exercise Payment”	means a payment specified in an Appendix to the Option Agreement and the payment of which is required upon the exercise of the Option;

“Parties”	means Novartis and Emisphere;

“Person”	means an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, or other entity of whatever nature;

“Product(s)”	means, one or more commercial formulations of the Compound(s) with one or more of the Carriers for the oral Route of Administration that complies with the Specifications, and licensed hereunder;

“Research and Development Program”	means the joint program of research and development work, with respect to the Field and the Product, being conducted or to be conducted by, inter alia, Novartis and Emisphere for and on behalf of Novartis, for which both Parties are responsible, and which has been devised by and approved by the Steering Committee and is outside of the scope of the Program defined in the Option Agreement; the Research and Development Program shall not include work for which Novartis alone is responsible, such as clinical trials of Product(s);

“Route(s) of Administration”	means administration of the Compound(s) by routes including, but not limited to, oral, nasal, buccal, intraocular, sublingual, injectable (such as by subcutaneous, depot, intramuscular, intraperitoneal or intravenous injection), vaginal and pulmonary dosing; only the oral route is licensed hereunder;

“Specifications”	means the specifications for each of the Carriers or Product(s) as approved by the relevant Health Authority, as well as such other specifications which may be agreed upon by the Parties in writing;

“Steering Committee”	means the management committee appointed by Emisphere and Novartis to oversee the Research and Development Programs related to the Product(s), as provided for in the Option Agreement;

“Territory”	means all the countries of the world.

1.2	In this Agreement:

1.2.1	The singular includes the plural and vice versa as may be necessary.

1.2.2	Any reference to a Clause shall, unless otherwise specifically provided, be to a Clause of this Agreement.

1.2.3	The headings of this Agreement are for ease of reference only and shall not affect its construction or interpretation.

2.	GRANT OF RIGHTS

In consideration of the receipt of [*****] and simultaneous receipt by Emisphere of the payment specified in the Option Agreement and relevant Appendix (both from Novartis), the receipt and adequacy of which is acknowledged by Emisphere to Novartis by Emisphere’s receipt of the [*****] and Option payment, and the payment of Milestone payments royalties as provided for herein and in the relevant Option Agreement Appendix, Novartis will have the [*****] right in the Territory to develop the Products and/or exploit the licensed Emisphere Technology in the Field. Emisphere grants to Novartis for the term of this Agreement:

2.1	[*****] license in the Territory to develop, make, have made, use, and sell Products under the Emisphere Technology and Emisphere Program Technology for the Field. All proprietary rights and rights of ownership with respect to the Emisphere Technology and Emisphere Program Technology shall at all times remain solely with Emisphere unless otherwise specified in this Agreement. Novartis shall not have any rights to use the Emisphere Technology or Emisphere Program Technology other than insofar as they relate directly to the Field and are expressly granted herein.

2.2

Novartis shall have the right to sublicense the rights granted to it by Emisphere pursuant to this Agreement. Insofar as the obligations owed by Novartis to Emisphere are concerned, Novartis shall remain responsible for all acts and omissions of any sublicensee as if they were by Novartis. Novartis shall forthwith notify Emisphere of any sublicense granted by

Novartis except for sublicenses to any of its Affiliates. In all cases royalties shall be paid by Novartis on all Net Sales of Products in the Territory at the rate provided for herein (e.g., in accordance with the relevant Option Agreement Appendix);

In consideration of the obligations assumed by Emisphere in this Agreement, Novartis grants to Emisphere, solely for the purposes of carrying out the latter’s obligations hereunder:

2.3	a non-exclusive license to use the Novartis Technology and the Novartis Program Technology solely for the purposes of completing Emisphere’s responsibilities hereunder. All proprietary rights and rights of ownership with respect to the Novartis Technology and the Novartis Program Technology shall at all times remain solely with Novartis, unless otherwise specified in this Agreement.

2.4	Emisphere shall have no right to sublicense the rights granted to it by Novartis pursuant to this Agreement except as expressly authorized by Novartis. Insofar as the obligations owed by Emisphere to Novartis are concerned, Emisphere shall remain responsible for all acts and omissions of any approved sublicensee as if they were by Emisphere.

[*****]

3.	IMPROVEMENTS

3.1	If Emisphere shall develop or have developed by an Independent Third Party any Improvements during the term of this Agreement, Emisphere shall, to the extent that it is not prohibited by any undertaking given to any Independent Third Party, communicate to Novartis such Improvements and shall provide to Novartis such rights, licenses, information and explanations as Novartis may reasonably require to be able effectively to utilize the Improvements for the life of this Agreement in carrying out the purposes thereof. Any such license shall be non-exclusive and royalty free and limited to the term of this Agreement.

4.	MANUFACTURING

4.1	[*****] the final Product(s) in the Territory. Emisphere will manufacture the Carrier needed for Product sales. Novartis will pay Emisphere the latter’s [*****] on all Carrier used for sales of Products. Emisphere’s manufacturing operations will meet all required regulatory agency’s specifications for registration. Carrier pricing will be established in an exhibit to this Agreement with such exhibit to be revised annually. [*****]

4.2

Novartis reserves the right to audit the facility of Emisphere, including its processes, records, and other facets of the operation as may be necessary to assure that all applicable relevant Health Authority or similar government regulations have been met. Emisphere shall permit duly authorized representatives of Novartis to audit all research, development and manufacturing areas and operations as they apply to Emisphere projects or Carriers for Novartis at reasonable times with a prior appointment. The right to audit will also apply to

Carrier used in trials to support product registration. These audits will be conducted to assure compliance with all pertinent acts, regulations, and guidelines promulgated by the relevant Health Authority and other regulatory authorities. Such audits will be permitted during normal business hours and will be performed with a minimum of disruption. Novartis shall furnish to Emisphere summaries of all reports prepared as a result of these audits. Novartis agrees to notify Emisphere within thirty (30) days of any concerns that it may have regarding Carrier(s). Novartis will also have the right to audit Emisphere’s financial manufacturing records in accordance with Clause 9.2.

5.	RESEARCH AND DEVELOPMENT

5.1	Subject to any and all specific provisions included in the Option Agreement or relevant Appendix, if Novartis desires to conduct and if Emisphere has the requisite capability or resources, Novartis agrees to use Emisphere, where possible, to conduct the Research and Development Program on terms to be negotiated in good faith, subject to Steering Committee approval and with consideration to the best interest of both Novartis and Emisphere. Upon agreement in writing, and which will be attached as an Annex to this Agreement by the Parties as to the appropriate amount of compensation to Emisphere therefor, Emisphere shall conduct its portion of such Research and Development Program, which will be specified in an annex to this Agreement.

5.2	Subject to any and all specific provisions included in the Option Agreement or relevant Appendix, the research and development work conducted jointly by the Parties shall be in accordance with the Research and Development Program devised by the Steering Committee. Both Parties shall use reasonably diligent efforts, consistent with their efforts on other projects of similar commercial importance and state of development, to conduct their respective portions of the Research and Development Program.

5.3	The Research and Development Program shall be directed by the Steering Committee. In conducting the Research and Development Program, each Party shall co-operate fully with the Steering Committee. Each Party shall maintain the facilities used by it for the performance of the Research and Development Program in compliance with the applicable requirements of the relevant Health Authority and other regulatory authorities, including then-current Good Manufacturing Practices and then-current Good Laboratory Practices standards.

6.	PRODUCT(S) MANUFACTURING

6.1	Any chemical (not including the Carriers) or formulation components required to make use of the Emisphere Technology for the purposes of this Agreement shall be procured by Novartis at its own expense. Novartis shall ensure that supplies of the Product(s) are produced as diligently as any of its products of similar commercial importance.

6.2	In no case will Novartis appoint a third party to manufacture the Product(s) without the written consent of Emisphere if Emisphere Know-How is required for such manufacture.

7.	EXPLOITATION OF LICENSED TECHNOLOGY

7.1	Novartis will have the [*****] right in the Territory to develop the Products and/or exploit the licensed Emisphere Technology and Program Technology in the Field. In order to commercialize the Product(s), Novartis shall use commercially reasonable efforts (consistent with its efforts on products of similar commercial importance) to obtain marketing approval for and Launch the Product(s) in such countries in the Territory as is determined by normal Novartis business practices. It may be necessary to file an INDA or NDA and perform clinical testing in more than one country. The conduct of such clinical trials and the obtaining of regulatory approvals shall be controlled and completed by Novartis.

7.2	The strategy for the registration and the commercialization of the Product(s) shall be determined by Novartis. Novartis shall advise Emisphere as to its general commercialization strategy on a semi-annual basis. For each country in which the Product is Launched, Novartis shall inform Emisphere of the Launch at least [*****] prior to the expected date therefor.

7.3	Novartis shall exert its reasonable efforts to commercialize the Product(s) in each country of the Territory where Novartis has Launched Product(s). Such efforts shall be consistent with Novartis’s efforts on products of similar commercial importance.

7.4	Novartis will be solely responsible for ensuring that the manufacture, promotion, distribution, marketing and sale of the Product(s) within each country of the Territory is in strict accordance with all the legal and regulatory requirements of each country of the Territory.

7.5	All advertising, promotional materials and marketing costs needed to exploit the Product(s) are to be paid by Novartis. Novatis shall use reasonable efforts, if desired, to incorporate Emisphere trademarks and Logos on package inserts and labels subject to discussion between Emisphere and Novartis with respect to the appropriate protection of Emisphere’s trademark, service mark or trade name rights.

8.	FINANCIAL PROVISIONS

8.1	In consideration of the research and development work conducted by Emisphere for and on behalf of Novartis pursuant to the Research and Development Program, Novartis shall pay Emisphere the sums agreed to by the Parties pursuant to Clause 5.1, above, or as provided for in the relevant Option Agreement, if applicable.

8.2	In consideration of the granting of a license for the Emisphere Technology and Program Technology to Novartis, Novartis shall make Milestone payments and pay royalties on Net Sales of the Product(s) at rates set forth in the Appendices of the Option Agreement. The applicable Option Agreement Appendix, and hence Milestone and royalty schedule, shall be determined by reference to the [*****].

8.3	Novartis’s obligation to pay royalties shall expire on a country-by-country basis upon the conclusion of the term of this Agreement, as set forth in Clause 12.1.

8.4	Payment of royalties shall be made quarterly within [*****] after the expiry of the calendar quarter; provided, that if the information necessary to make such payments is not available within such [*****], Novartis shall have an additional [*****] to make such payments. The method of payment shall be by wire transfer to an account specified by Emisphere, or by such other manner as is mutually acceptable to the Parties. Each payment made to Emisphere shall be accompanied by a written report, prepared and signed by the appropriate royalty administration personnel of Novartis. The report shall indicate at least the Net Sales of Product for the calendar quarter for which payment is being made.

8.5	Novartis shall maintain and keep clear, detailed, complete, accurate and separate records so:

8.5.1	as to enable any royalties on Net Sales of the Product(s) which shall have accrued hereunder to be determined; and

8.5.2	that any deductions made in arriving at the Net Sales can be determined.

8.6	All payments due hereunder shall be made in United States Dollars. [*****] exchange rate methodology will be employed for the translation of sales in other currencies into United States Dollars. [*****]

8.8	Emisphere and Novartis agree to co-operate in all respects necessary to take advantage of any double taxation agreements or similar agreements as may, from time to time, be available.

8.9	All taxes levied on payment of royalties accruing to Emisphere under this Agreement shall be paid by Emisphere. If applicable laws or regulations require withholding taxes by Novartis, the taxes will be deducted by Novartis from remittable royalties and will be paid by Novartis on account of Emisphere to the appropriate government tax authority.

9.	RIGHT OF AUDIT AND INSPECTION

9.1

Within the term of this Agreement and within one year after its termination, Emisphere shall not more than [*****] each year have the right at its expense to have a firm of independent certified public accountants inspect and audit Novartis’s records for any of the two preceding years for the purpose of determining the accuracy of royalty payments. The auditors must be acceptable to Novartis whose acceptance shall not be unreasonably withheld. The independent certified accountants shall keep confidential any information obtained during such inspection and shall report to Emisphere only the amounts of Net

Sales and royalties due and payable. Only those records that pertain to the Product need be shown to the auditors. Any such inspection of Novartis’s records shall be at the expense of Emisphere, except that if any such inspection reveals a deficiency in the amount of the royalty actually paid to Emisphere hereunder in any calendar year of [*****] or more of the amount of any royalty actually due to Emisphere hereunder, then the expense of such inspection shall be borne solely by Novartis. Any amount of deficiency shall be confirmed by Novartis and paid promptly to Emisphere. If such inspection reveals a surplus in the amount of royalty actually paid to Emisphere by Novartis, Emisphere shall reimburse Novartis the surplus.

9.2	Within the term of this Agreement and within one year after its termination, Novartis shall not more than [*****] each year have the right at its expense to have a firm of independent certified public accountants inspect and audit Emisphere’s records and accompanying reports (and all associated documentation) for any of the two preceding years for the purpose of determining the accuracy of Emisphere’s reported, [*****] and Costs with respect to any Research and Development Program. The auditors must be acceptable to Emisphere whose acceptance shall not be unreasonably withheld. The independent certified public accountants shall keep confidential all materials subject to third-party confidentiality agreements and all materials not directly relevant to the purpose of their audit. Only those records that pertain to the Product need be shown to the auditors. Any such inspection of Emisphere’s records shall be at the expense of Novartis, except that if any such inspection reveals an overpayment in the amount of such costs paid to Emisphere hereunder in any calendar year of [*****] or more of the amount of such Costs actually due to Emisphere hereunder, then the expense of such inspection shall be borne solely by Emisphere instead of by Novartis. Any surplus over the Costs properly payable by Novartis to Emisphere shall be confirmed by Emisphere and refunded promptly to Novartis. If such inspection reveals a deficit in the amount of the Costs properly payable to Emisphere by Novartis, Novartis shall pay the deficit to Emisphere.

9.3	In the event of any unresolved dispute regarding any alleged deficiency or overpayment of royalty payments or Cost payments hereunder, the matter will be referred to the independent firm of certified public accountants mutually accepted by both parties for a resolution of such dispute. The decision of said firm of certified public accountants shall be binding on the Parties.

10.	PATENTS

10.1	Emisphere shall disclose promptly to Novartis potentially patentable inventions conceived and/or reduced to practice by or on behalf of Emisphere in connection with the performance of the Research and Development Program, any potentially patentable inventions and discoveries within the Emisphere Know-How that relate to the Field, the Emisphere Program Know-How and any potentially patentable Improvements developed by or on behalf of Emisphere (other than pursuant to the Research and Development Program).

10.2	The Parties shall discuss in good faith all material issues relating to preparing, filing, prosecution and maintenance of Emisphere Patents (insofar as the Emisphere Patents are of relevance to the Field), the Emisphere Program Patents, any potentially patentable inventions and discoveries within the Emisphere Program Know-How that relate to the Field, and any potentially patentable Improvements developed by or on behalf of Emisphere (other than pursuant to the Research and Development Program). Subject to agreement to the contrary the following provisions shall apply:

10.2.1	Emisphere at its expense shall make a good faith effort (a) to secure the grant of any patent applications within the Emisphere Patents and Emisphere Program Patents (in so far as they relate specifically to Carriers); (b) to prepare, file and prosecute patent applications on patentable inventions and discoveries within the Emisphere Program Know-How and patentable Improvements developed by or on behalf of Emisphere (other than pursuant to the Research and Development Program); (c) to defend all such applications or patents as the case may be against third party oppositions and similar actions; and (d) to maintain in force any issued letters patent within the Emisphere Patents and Emisphere Program Patents (including any letters patent that may issue covering any Improvements). Emisphere shall have the right in its reasonable business discretion to control such preparation, filing, prosecution, defense and maintenance. Emisphere shall not refuse any reasonable request by Novartis regarding the preparation, filing, prosecution and maintenance, of a patent in any country in the Territory. Should Emisphere believe it necessary for commercial or other reasons to abandon or amend such as to restrict the scope of the protection in any country any patent or patent application pertaining to the Emisphere Patents or the Emisphere Program Patents, it shall first consult with Novartis.

10.2.2	In the event that Emisphere informs Novartis that it does not intend to prepare or file patent applications on patentable inventions and discoveries within the Emisphere Program Know-How that relate to the Field or patentable Improvements developed by or on behalf of Emisphere (other than pursuant to the Research and Development Program) in one or more countries in the Territory or fails to prepare or file such an application within a reasonable period of time, but in no event less than four (4) months after disclosure to Novartis pursuant to Clause 10.1, at Emisphere’s election, Novartis shall have the right, but not the obligation, at Emisphere’s sole expense, to prepare, file and prosecute such patent application(s) in the name of Emisphere, and Emisphere, upon written request from Novartis, shall execute all documents, forms and declarations and do all things as shall be reasonably necessary to enable Novartis to exercise such right. In the event that Emisphere so elects and Novartis prepares and files any such application, such application shall be, as appropriate, considered an Emisphere Patent or an Emisphere Program Patent.

10.3	Emisphere shall assist Novartis in good faith regarding all material issues that arise from the Research and Development Program relating to preparation, filing, prosecution and maintenance of Novartis Patents (insofar as the Novartis Patents are of relevance to the Field), the Novartis Program Patents and any patentable inventions and discoveries within the Novartis Know-How or Novartis Program Know-How that relate to the Field or Carriers. Such assistance will be provided, however, only upon Novartis’s request. Subject to agreement to the contrary, the following provisions shall apply:

10.3.1	Novartis shall be solely responsible for all facets of preparation, filing and prosecuting patent applications and maintaining and defending patents within the Novartis Patents and the Novartis Program Patents (in so far as the Novartis Program Patents are of relevance to the Field), including all expenses pertaining thereto.

10.3.2	Any assistance from Emisphere requested by Novartis with respect to its obligations as set forth in this Clause 10.3 shall be provided at Novartis’s expense. Emisphere will use its best reasonable efforts to provide such assistance in the manner requested by Novartis.

10.4	With respect to any Joint Patents (relating to the Field), Novartis shall have the right, but not the obligation to prepare and file patent applications on behalf of both Parties and will diligently prosecute same. Prior to the contemplated filing, Novartis shall submit a substantially completed draft of such patent applications to Emisphere for approval, which approval shall not be unreasonably withheld or delayed. In the event of an imminent statutory bar to patenting, Novartis shall have the right to file a patent application, for the invention on which a patent would be barred, without first receiving approval from Emisphere, in order to preserve the patent rights to such invention. Novartis and Emisphere shall equally bear the reasonable costs of preparing, filing, prosecuting and maintaining any patent applications and patents falling within this Clause 10.4. Should Novartis not wish to prepare, file, prosecute, maintain or issue any patent application falling within this Clause 10.4, or maintain a patent issuing from any such patent applications, in any particular country, Novartis will grant Emisphere any necessary authority to file, prosecute, maintain or issue such patent application, or maintain such patent, in the name of Emisphere. However, in such case, such patent application or patent for such country shall be considered to be an Emisphere Program Patent. Likewise, should Emispehre not wish to prepare, file, prosecute, maintain or issue any patent application falling with this Clause 10.4, or maintain a patent issuing from such patent applications, in any particular country, Emisphere will grant Novartis any necessary authority to prepare, file, prosecute, issue and maintain such patent application, or maintain such a patent, in the name of Novartis. However, in such case, such patent application or patent for such country shall be considered to be a Novartis Program Patent.

10.5	Emisphere and Novartis shall promptly inform the other in writing of any alleged infringement or misappropriation of any intellectual property rights within the Emisphere Technology or the Emisphere Program Technology by a third party of which the Party becomes aware and provide the other with any available evidence of such infringement or misappropriation.

10.5.1	(a) Emisphere shall have the primary right, but not the obligation, to institute, prosecute and control any action or proceeding with respect to any infringement of any of the Emisphere Technology, the Emisphere Program Technology (to the extent it relates specifically to Carriers), or the Novartis Technology (to the extent it relates specifically to Carriers) by counsel of its own choice. Novartis shall cooperate with Emisphere at Emisphere’s request in the prosecution of such action or proceeding. If Emisphere reasonably determines that Novartis is an indispensable Party to the action, Novartis hereby consents to be joined. In such event, Novartis shall have the right to be represented in that action by counsel of its own choice and at Novartis’s expense.

(b) If Emisphere fails to bring an action or proceeding within a period of [*****] after receiving written notice from Novartis or otherwise having knowledge of infringement of the Emisphere Technology, the Emisphere Program Technology (to the extent it relates specifically to Carriers), or the Novartis Technology (to the extent it relates specifically to Carriers) in the Field, Novartis shall have the right to bring and control any such action by counsel of its own choice and at its own expense. If Novartis reasonably determines that Emisphere is an indispensable Party to the action, Emisphere hereby consents to be joined. In such event, Emisphere shall have the right to be represented in that action by counsel of its own choice and at Emisphere’s expense.

(c) No settlement, consent judgment or other voluntary final disposition of a suit under this Clause 10.5.1 may be entered into without the joint consent of Novartis and Emisphere (which consent shall not be withheld unreasonably or delayed by either Party).

(d) If Emisphere brings an action hereunder, any damages or other monetary awards recovered by Emisphere attributable to sales of Product shall be applied first to defray the costs and expenses incurred in the action. If any balance remains, Emisphere shall pay Novartis [*****] of such balance.

(e) If Emisphere fails to bring an action hereunder and Novartis brings action, any damages or other monetary awards recovered by Novartis attributable to sales of Product shall be applied first to defray the costs and expenses incurred in the action. If any balance remains, Novartis shall pay Emisphere [*****] of such balance.

(f) In the alternative, the Parties may agree to institute such proceedings in their joint names and shall reach agreement as to the proportion in which they will share the proceeds of any such proceedings, and the expense of any costs not recovered.

(g) If the infringement or misappropriation of rights with respect to the Emisphere Technology or the Emisphere Program Technology affects the Field as well as other products being developed or commercialized by Emisphere or its commercial partners, the Parties shall agree as to the manner in which the proceedings should be instituted and shall reach agreement as to the proportion in which they will share the proceeds of any such proceedings, and the expense of any costs not recovered.

10.5.2	During the term of this Agreement, Novartis shall have the first right but not the obligation to bring suit or otherwise take action against any alleged infringement or misappropriation of rights with respect to the Novartis Program Technology (as it relates to Products). In the event that Novartis takes such action, Novartis shall do so solely at its own cost and expense and all damages and monetary award recovered in or with respect to such action shall be the property of Novartis. At Novartis’s reasonable request, Emisphere will co-operate with any such action at Novartis’s sole cost and expense.

10.5.3	During the term of this Agreement, Novartis shall have the first right to bring suit or otherwise take action against any alleged infringement of the Joint Patents or alleged misappropriation of the Joint Know-How as both relate to the Field, Emisphere shall have the first right to bring suit or otherwise take action against any alleged infringement of the Joint Patents or alleged misappropriation of the Joint Know-How as both relate specifically to the Carriers. Each Party shall be obligated to inform the other of any infringement or misappropriation of which they become aware. The Parties shall jointly determine in good faith how to manage any action with respect to any such infringement or misappropriation. In the alternative, or if one party desires to take such an action and the other does not, the Party that takes such action shall do so solely at its own cost and expense and all damages and monetary award recovered in or with respect to such action shall be the property of that Party. At such Party’s reasonable request, the other Party will co-operate with any such action at the requesting Party’s sole cost and expense.

10.6	Emisphere may defend against any third party claim that challenges Emisphere’s intellectual property rights in the Emisphere Technology or the Emisphere Program Technology. Novartis shall cooperate with Emisphere as may be reasonably requested by Emisphere in such defense and shall have the right to be represented by counsel of its own choice at Novartis’s expense provided that Emisphere shall (i) keep Novartis fully informed with regard to the defense of such third party claim and (ii) obtain Novartis’s prior written approval before entering into any settlement in connection with such third party claims, such approval not to be unreasonably withheld or delayed.

If within [*****] of receiving notice of such third party claim, Emisphere fails to defend against such third party claim, Novartis may, at its own cost, defend against such third party claim; provided that Novartis shall (i) keep Emisphere fully informed with regard to the defense of such third party claim, and (ii) obtain Emisphere’s prior written approval before entering into any settlement in connection with such third party claim, such approval not be unreasonably withheld or delayed. Emisphere shall cooperate with Novartis as may reasonably be requested by Novartis in such defense and shall have the right to be represented by counsel of its own choice at Emisphere’s expense. If royalties or lump sum payments are due to the third party by reason of a court order or litigation settlement, such payment shall be solely the responsibility of Novartis, provided that such third party royalties or lump sum payments shall be offset against royalties payable to Emisphere under this Agreement, not to exceed [*****] of the royalties due Emisphere, as also set forth in Clause 13.1.

10.7	Except as provided in Clauses 10.6 and 13.1, Emisphere shall have no liability to Novartis whatsoever or howsoever arising for any losses incurred by Novartis as a result of having to cease selling Product(s) or having to defer the Launch of Product(s) as a result of any infringement proceedings or similar process instituted by any third party.

11.	CONFIDENTIAL INFORMATION

11.1	Novartis will maintain in strictest confidence, and will ensure that its Affiliates and its and their consultants, employees, agents and representatives maintain in strictest confidence, all proprietary and confidential information which has been or is provided by Emisphere to Novartis, including but not limited to, Emisphere’s inventions, discoveries, improvements and methods, business plans, marketing techniques or plans, manufacturing and other plant designs, location of operations, and any other information affecting the business operations of Emisphere, and will not use for any purpose other than the completion of the Agreement, and will not publish, disseminate, or disclose, in any manner, to any person any Emisphere Information unless: (i) Novartis is legally required to do so, (ii) the Emisphere Information has entered or enters the public domain through no fault of Novartis, (iii) the Emisphere information was already known by Novartis before receipt from Emisphere, or is developed independently by Novartis without breach of this Agreement, in either case as shown by comtemporaneous written records, or (iv) the Emisphere Information is received by Novartis from a third party under no confidentiality obligation to Emisphere.

11.2

Emisphere will maintain in strictest confidence, and will ensure that its Affiliates and its and their consultants, employees, agents and representatives maintain in strictest confidence, all proprietary and confidential information which has been or is provided by Novartis to Emisphere, including but not limited to, Novartis’s inventions, discoveries, improvements and methods, business plans, marketing techniques or plans, manufacturing and other plant designs, location of operations, and any other information affecting the business operations of Novartis ,and will not use for any purpose other than the completion of the Agreement, and will not publish, disseminate, or disclose, in any manner, to any person any Novartis Information unless: (i) Emisphere is legally required to do so, (ii) the Novartis Information has entered or enters the public domain through no fault of Emisphere, (iii) the Novartis Information was already known by Emisphere before receipt from Novartis, or is developed independently by Emisphere without breach of this

Agreement, in either case as shown by comtemporaneous written records, or (iv) the Novartis Information is received by Emisphere from a third party under no confidentiality obligation to Novartis.

11.3	The provisions of this Clause 11 will survive the termination or expiration of this Agreement.

12.	TERM OF AGREEMENT

12.1	This Agreement will be effective on the Effective Date. Subject to the provisions for earlier termination set out in Clauses 12.2, 12.3, and 12.6 and the provisions regarding the payment of royalties in Clause 8, the term of this Agreement shall be a period commencing as of the Effective Date and expiring on a country by country basis on the last to occur of:

12.1.1	[*****] years from the first date of Launch of the Product(s) [*****] for countries where no patent protection exists; or

12.1.2	expiration of the last to expire patent included in the Emisphere Patents, and/or the Emisphere Joint Patents (existing as of the Effective Date) to the extent that any such patents disclose and claim Products(s).

Upon expiration of the Agreement pursuant to this clause 12.1, Novartis shall have a fully paid up license for the Emisphere Technology. To the extent permitted by law this Agreement shall be continued for successive one year periods, unless either party serves a termination notice on the other party (such notice not to be served later than 6 months from the end of the original or any successive period).

12.2	In addition to the rights of early or premature termination provided for elsewhere in this Agreement, in the event that any of the terms or provisions hereof are incurably breached by either Party, the non-breaching Party may immediately terminate this Agreement by written notice. Subject to the other provisions of this Agreement, in the event of any other breach, the non-breaching Party may terminate this Agreement by giving written notice to the breaching Party that this Agreement will terminate on the sixtieth (60th) day from notice unless cure is sooner effected. If the breaching Party has proposed a course of action to rectify the breach and is acting in good faith to rectify same but has not cured the breach by the sixtieth (60th) day, said period shall be extended by such period as is reasonably necessary to enable the breach to be cured. This provision shall not be construed to be a waiver of any other remedies for breach that may be available to either Party.

12.3	As used in this Clause 12, the term “Event of Bankruptcy” relating to either Party shall mean:

(a)	an application or petition for bankruptcy, whether voluntary or involuntary, under the law of any applicable jurisdiction that is not discharged within thirty (30) days;

(b)	a declaration of bankruptcy or insolvency by the relevant authority under the law of the applicable jurisdiction;

(c)	an assignment for the benefit of creditors, whether voluntary or involuntary; or

(d)	a dissolution, winding-up, confiscation or sequestration of substantially all of a Party’s assets under the law of the applicable jurisdiction.

12.3.1	If at any time during the term of this Agreement, an “Event of Bankruptcy” (as defined above) relating to Emisphere occurs, Novartis shall have, in addition to all other legal and equitable rights and remedies available hereunder, the option to terminate this Agreement upon thirty (30) days’ written notice, given within sixty (60) days following the date that Novartis becomes aware of the Event of Bankruptcy. Upon such termination by Novartis, Novartis shall be entitled to solely continue the activities conducted or to be conducted pursuant to this Agreement but for the Event of Bankruptcy.

12.3.2	If at any time during the term of this Agreement, an “Event of Bankruptcy” (as defined above) relating to Novartis occurs, Emisphere shall have, in addition to all other legal and equitable rights and remedies available hereunder, the option to terminate this Agreement upon thirty (30) days’ written notice, given within sixty (60) days following the date that Emisphere becomes aware of the Event of Bankruptcy. Upon such termination by Emisphere, Emisphere shall be entitled to the continued benefits of any license granted to it pursuant to the Option Agreement, Section 1.5(l).

12.4	Upon exercise of those rights of termination as specified in Clause 12.1 to Clause 12.3 inclusive or elsewhere within the Agreement, this Agreement shall, subject to the other specific provisions of the Agreement to the contrary, automatically terminate forthwith and be of no further legal force or effect.

12.5	Upon expiration or termination of the Agreement:

12.5.1	any sums that were due from Novartis to Emisphere on Net Sales in the Territory or in such particular country or countries in the Territory, as the case may be, prior to the expiration or termination of this agreement as set forth herein shall be paid in full within [*****] (or [*****] if the information necessary to make such payment is not available within such [*****] period) of the expiration or termination of this Agreement for the Territory or for such particular country or countries in the Territory, as the case may be;

12.5.2	all confidentiality provisions set out herein shall remain in full force and effect;

12.5.3	all responsibilities and warranties shall insofar as are appropriate remain in full force and effect;

12.5.4	the rights of inspection and audit set out in Clause 9 shall continue in force for a period of one year;

12.5.5	in the event of termination as opposed to expiration under 12.1, except as expressly provided for under Clauses 12.2 and 12.5.7 all rights and licenses granted in and pursuant to this Agreement shall cease for the Territory or for such particular country or countries in the Territory, as the case may be;

12.5.6	to the extent this Agreement is terminated (as opposed to expiration under 12.1) in the Territory or any particular country in the Territory, Novartis shall promptly make an accounting to Emisphere of the inventory of the Product(s) which it or its sublicensees has in the Territory or for such particular country or countries in the Territory, as the case may be, if any, as of the date of such termination and Novartis shall have the right for a period of [*****] after said termination to sell such inventory of the Product(s) in the Territory or in such particular country or countries in the Territory, as the case may be, or, if appropriate and legally permissible, to transport such inventory of Product(s) for sale in another country or countries in the Territory within such [*****] period; provided that the Net Sales thereof shall be subject to the royalty provisions of Clause 8 and so payable to Emisphere. Thereafter, any remaining inventory of Product(s) shall be disposed of by mutual agreement of the Parties in accordance with regulatory requirements;

12.5.7	upon the expiration of the term of this Agreement under clause 12.1 in any particular country, Novartis shall have a fully paid-up, non-exclusive license to make or use the Emisphere Know-How for the Products in the Field in that country. Upon expiration of the term of this Agreement in any particular country, no royalty payment on Net Sales will be due to Emisphere (except for those royalties that are due and have not yet been paid prior to such conclusion of the term of this Agreement) for the Products in that country, except as may be agreed by the Parties to the extent that Products in the Field continue to require a license for Emisphere Program Know-How, to the extent any such requirement is permissible under the law of the applicable jurisdiction.

12.6	Novartis shall have the option at any time to terminate the Agreement upon [*****] prior written notice to Emisphere. Novartis shall pay for any and all external (to Novartis) research and development commitments by Emisphere in place at the time of such notice of termination pertaining to this Agreement to the extent that Emisphere cannot terminate the same without penalty.

If Novartis terminates this Agreement for reasons other than safety of the Carriers, clinical results of the Product, or the Emisphere Technology efficiency, the Parties will issue a joint press release which states that the termination was not due to the Emisphere Technology, and that Novartis may evaluate the Emisphere Technology with respect to other Novartis therapeutic compounds.

13.	WARRANTIES/INDEMNITIES

13.1	Emisphere represents and warrants that it has the sole, exclusive and unencumbered right to grant the licenses and rights herein granted to Novartis, and that it has not granted any option, license, right or interest in or to the Emisphere Technology, the Emisphere Program Technology, the Carriers or the Product(s) to any third party which would conflict with the rights granted by this Agreement.

In the case where application of the Emisphere Technology or the Emisphere Program Technology to the Product in the Field is covered by a patent or patents (or other intellectual property rights) held by an Independent Third Party, and both Emisphere and Novartis agree that a license is required under any such patent (or other intellectual property right) for the Parties to utilize the Emisphere Technology or the Emisphere Program Technology for the purposes of this Agreement, Novartis shall be permitted to obtain such a license and deduct from royalties otherwise due to Emisphere the costs of obtaining the license, up to a limit of [*****] of all royalty payments due to Emisphere hereunder. In any such case, Novartis, in its negotiations with the Independent Third Party with respect to the amount of compensation for such a license, shall act in good faith vis a vis Emisphere. In the alternative, at Novartis’s election and upon its request, Emisphere shall obtain the license and pay the costs thereof, up to a limit of [*****] of all royalty payments due to Emisphere hereunder. In any such case, Emisphere, in its negotiations with the Independent Third Party with respect to the amount of compensation for such a license, shall act in good faith vis a vis Novartis.

If the license is required for utilization of the Emisphere Technology or Emisphere Program Technology outside the Field as well as within the Field, then Emisphere shall be required to obtain the license and, with respect to Net Sales of the Product, Novartis shall pay the royalty or other licensing cost to the Independent Third Party and deduct from royalties otherwise due to Emisphere the costs of the license, up to a limit of [*****] of all royalty payments due to Emisphere hereunder. In any such case, Emisphere, in its negotiations with the Independent Third Party with respect to the amount of compensation for such a license, shall act in good faith vis a vis Novartis.

13.2	Emisphere represents and warrants that to the best of its knowledge, the true inventors of the subject matter claimed are named in the Emisphere Patents and all such inventors have irrevocably assigned all their rights and interests therein to Emisphere.

13.3	Emisphere represents and warrants that it is not aware of any information material to the examination of the Emisphere Patents that was not disclosed to the United States Patent Office or similar patent examining body in other jurisdictions where a patent has been applied for.

13.4	Emisphere and Novartis represent and warrant for the benefit of each other that the execution of this Agreement by them and the full performance and enjoyment of their rights under this Agreement will not breach the terms and conditions of any license, contract, understanding or agreement, whether express, implied, written or oral between them and any third party.

13.5	Emisphere and Novartis represent and warrant for the benefit of each other that as of the Effective Date of this Agreement, to the best of their knowledge no patents, trade secrets or any other proprietary rights of any third party would be infringed by the manufacture, use or sale of the Product(s).

13.6	Emisphere represents and warrants that with respect to all regulatory filings to obtain NDA approvals, to the best of Emisphere’s knowledge, the data and information in Emisphere’s submission(s) are and shall be free from fraud or material falsity, that the NDA approvals have not been and will not be obtained either through bribery or the payment of illegal gratuities, that the data and information in Emisphere’s submissions are and shall be accurate and reliable for purposes of supporting approval of the submissions, and that the NDA approvals are and shall be obtained without illegal or unethical behavior of any kind.

13.7	Novartis represents and warrants that with respect to all regulatory filings to obtain NDA approvals, to the best of Novartis’s knowledge, the data and information in Novartis’s submission(s) are and shall be free from fraud or material falsity, that the NDA approvals have not been and will not be obtained either through bribery or the payment of illegal gratuities, that the data and information in Novartis’s submissions are and shall be accurate and reliable for purposes of supporting approval of the submissions, and that the NDA approvals are and shall be obtained without illegal or unethical behavior of any kind.

13.8

Novartis represents and warrants that the Product(s) sold by Novartis under this Agreement shall conform to the Specifications and be in accordance with all regulations and requirements of the relevant Health Authority or other relevant governmental body, including the then-current Good Manufacturing Practice or similar regulations which apply to the manufacture and supply of the Product(s). Novartis represents and warrants that the Product(s) sold by it shall not be adulterated or mis-branded as defined by the US Federal Food, Drug and Cosmetic Act for Products sold in the US, or similar acts of other countries within the Territory, and shall not be a product which would violate any section of such US acts if introduced in interstate or other commerce in the US. EXCEPT AS EXPRESSLY STATED IN THIS CLAUSE 13, ALL OTHER WARRANTIES, CONDITIONS AND REPRESENTATIONS, EXPRESS OR IMPLIED, STATUTORY OR OTHERWISE, INCLUDING A WARRANTY AS TO THE QUALITY OR FITNESS FOR ANY PARTICULAR PURPOSE OF THE PRODUCT(S) ARE HEREBY EXCLUDED AND NOVARTIS SHALL NOT BE LIABLE IN CONTRACT, TORT OR OTHERWISE FOR ANY LOSS, DAMAGE, EXPENSE OR INJURY OF ANY KIND WHATSOEVER,

CONSEQUENTIAL OR OTHERWISE, ARISING OUT OF OR IN CONNECTION WITH THE PRODUCT(S) OR ANY DEFECT IN THE PRODUCT(S) OR FROM ANY OTHER CAUSE.

13.9	Emisphere represents and warrants that the Carrier(s) sold by Emisphere under this Agreement shall conform to the Specifications and be in accordance with all regulations and requirements of the relevant Health Authority or other relevant governmental body, including the then-current Good Manufacturing Practice or similar regulations which apply to the manufacture and supply of the Carrier(s). Emisphere represents and warrants that the Carrier(s) sold by it shall not be adulterated or mis-branded as defined by the US Federal Food, Drug and Cosmetic Act for Carriers sold in the US, or similar acts of other countries within the Territory, and shall not be a product which would violate any section of such US acts if introduced in interstate or other commerce in the US. EXCEPT AS EXPRESSLY STATED IN THIS CLAUSE 13, ALL OTHER WARRANTIES, CONDITIONS AND REPRESENTATIONS, EXPRESS OR IMPLIED, STATUTORY OR OTHERWISE, INCLUDING A WARRANTY AS TO THE QUALITY OR FITNESS FOR ANY PARTICULAR PURPOSE OF THE CARRIER(S) ARE HEREBY EXCLUDED AND EMISPHERE SHALL NOT BE LIABLE IN CONTRACT, TORT OR OTHERWISE FOR ANY LOSS, DAMAGE, EXPENSE OR INJURY OF ANY KIND WHATSOEVER, CONSEQUENTIAL OR OTHERWISE, ARISING OUT OF OR IN CONNECTION WITH THE CARRIER(S) OR ANY DEFECT IN THE CARRIER(S) OR FROM ANY OTHER CAUSE.

13.10	Novartis is fully cognizant of all applicable statutes, ordinances and regulations of the Territory with respect to the manufacture of the Product(s) including, but not limited to, the U.S. Federal Food, Drug and Cosmetic Act and regulations thereunder, current Good Laboratory Practices and current Good Manufacturing Practices. Novartis shall manufacture the Product(s) in conformance with the Specifications and the Drug Master File (which Novartis shall own), to the extent any such Drug Master File exists, and in a manner which fully complies with such statutes, ordinances, regulations and practices.

13.11	Emisphere is fully cognizant of all applicable statutes, ordinances and regulations of the Territory with respect to the manufacture of the Carrier including, but not limited to, the U.S. Federal Food, Drug and Cosmetic Act and regulations thereunder, current Good Laboratory Practices and current Good Manufacturing Practices. Emisphere shall manufacture the Carrier in conformance with the Specifications and the Drug Master File and in a manner which fully complies with such statutes, ordinances, regulations and practices. Emisphere shall own the Drug Master File with respect to the Carriers, and Novartis shall have access and a right of review thereto with respect to its or third parties’ manufacture of Carriers and its regulatory filings.

13.12	In addition to any other indemnifications provided for herein, Emisphere shall indemnify and hold harmless Novartis and its Affiliates and their respective employees, agents, partners, officers and directors from and against any claims, losses, liabilities or damages (including reasonable attorney’s fees and expenses) incurred or sustained by Novartis arising out of or in connection with (a) any breach of any representation, covenant, warranty or obligation by Emisphere hereunder, or (b) any act or omission on the part of Emisphere or any of its agents or employees in the performance of this Agreement.

13.13	In addition to any other indemnifications provided for herein, Novartis shall indemnify and hold harmless Emisphere and its Affiliates and their respective employees, agents, partners, officers and directors from and against any claims, losses, liabilities or damages (including reasonable attorney’s fees and expenses) incurred or sustained by Emisphere arising out of or in connection with (a) any breach of any representation, covenant, warranty or obligation by Novartis hereunder, or (b) any act or omission on the part of Novartis or any of its agents or employees in the performance of this Agreement.

13.14	Novartis shall assume the sole and entire responsibility and shall indemnify and hold harmless Emisphere from any and all claims, liabilities, expenses, including reasonable attorney’s fees, responsibilities and damages by reason of any claim, proceedings, action, liability or injury arising out of any faults of the Product(s) resulting from the manufacturing, the transport, packaging, storage, handling, distribution, marketing or sale of the Product(s) by Novartis, to the extent that it was caused by the negligence or wrongful acts or omissions on the part of Novartis.

13.15	Emisphere shall assume the sole and entire responsibility and shall indemnify and hold harmless Novartis from any and all claims, liabilities, expenses, including reasonable attorney’s fees, responsibilities and damages by reason of any claim, proceeding, action, liability or injury arising out of any faults of the Carrier(s) resulting from the manufacturing, transport, packaging, storage, handling or distribution of the Carrier(s) by Emisphere, to the extent that it was caused by the negligence or wrongful acts or omissions on the part of Emisphere.

13.16	As a condition of obtaining an indemnity in the circumstances set out above, the Party seeking an indemnity shall:

13.16.1	fully and promptly notify the other Party of any claim or proceeding, or threatened claim or proceeding;

13.16.2	permit the indemnifying Party to take full care and control of the defense of such claim or proceeding;

13.16.3	cooperate in the investigation and defense of such claim or proceeding;

13.16.4	not compromise or otherwise settle any such claim or proceeding without the prior written consent of the other Party, which consent shall not be unreasonably withheld, conditioned or delayed; and

13.16.5	take all reasonable steps to mitigate any loss or liability in respect of any such claim or proceeding.

13.17	Emisphere shall not recommend to the Steering Committee as part of the Research and Development Program any proposal for work that Emisphere believes infringes on patents or would infringe on a patent that may issue from a published patent application of a third party.

14.	REGULATORY APPROVALS

14.1	Any and all INDAs, NDAs and other applications for regulatory approval filed hereunder for the Product(s) shall be the responsibility and property of Novartis. Novartis shall allow Emisphere access thereto to enable Emisphere to fulfill its obligations and exercise its rights under this Agreement. Novartis will be responsible for all regulatory filings in all countries and shall allow Emisphere access to related correspondence, to the extent such access is necessary or useful to enable Emisphere to fulfill its obligations and exercise its rights under this Agreement. In particular, Novartis agrees to inform Emisphere should any such correspondence reasonably pertain to the Emisphere Technology or the Emisphere Program Technology. The Parties shall collaborate in relation to obtaining the approval of the relevant Health Authority for final approved labeling.

14.2	Save as otherwise outlined in this Agreement, the costs and expenses of any filings and proceedings made by Novartis to the relevant Health Authority, including post approval studies required by the relevant Health Authority in respect of the Product(s), and to maintain the relevant Health Authority approval hereunder shall be paid by Novartis.

14.3	Should the Parties receive a notice of regulatory inspection from any governmental agency, or if the Parties receive notice of any potential regulatory action, relative to the Carrier, the Parties will have an obligation to notify each other of same.

14.4	Emisphere will prepare and provide Novartis with all information deemed necessary by Novartis for worldwide regulatory submission of the Product (Novartis will provide Emisphere with a template for such submissions, which Emisphere shall prepare and provide the relevant information to Novartis). Emisphere shall also provide Novartis with necessary access to any regulatory filings worldwide relevant to the Product and Novartis shall be entitled to use the information contained therein in its own regulatory filings on the Product. Should Emisphere wish, at any time during the term of this Agreement, to modify its regulatory filings relating to the Product, Emisphere shall provide Novartis with written notification of its intentions. If Emisphere modification results in additional costs for Novartis, Emisphere will reimburse Novartis for said costs. Finally, to the extent details of the regulatory filing process are not set forth in this section or elsewhere in the Agreement, the Steering Committee shall decide any such matters.

15.	INSURANCE

15.1	Novartis shall maintain comprehensive general liability insurance, including product liability insurance on the Product(s) manufactured and/or sold in such prudent amount as shall be determined by Novartis management for the duration of this Agreement and for a period of [*****] thereafter.

15.2	Emisphere shall maintain comprehensive general liability insurance, including product liability insurance on the Carrier(s) manufactured for and/or sold to Novartis in such prudent amount as shall be determined by Emisphere management for the duration of this Agreement and for a period of [*****] thereafter.

16.	IMPOSSIBILITY OF PERFORMANCE - FORCE MAJEURE

16.1	Neither Party to this Agreement shall be liable for delay in the performance of any of its obligations hereunder if such delay results from causes beyond its reasonable control, including, without limitation, acts of God, fires, strikes, acts of war, or intervention of a government authority, but any such delay or failure shall be remedied by such Party as soon as practicable.

17.	SETTLEMENT OF DISPUTES; PROPER LAW

17.1	The Parties will attempt in good faith to resolve any dispute arising out of or relating to this Agreement promptly by negotiation between the [*****]. In the event that such negotiations do not result in a mutually acceptable resolution, the Parties agree to consider other dispute resolution mechanisms including mediation. [*****]

17.2	This Agreement shall be governed by and construed in accordance with the laws of New York without reference to conflicts of laws principles.

18.	ASSIGNMENT

18.1	This Agreement may not be assigned by either Party without the prior written consent of the other, which consent shall not be unreasonably withheld, conditioned or delayed, save that either Party may assign this Agreement to its Affiliate or to any successor by merger or sale of substantially all of the assets of its business unit to which this Agreement relates without such consent, provided that such assignment does not have any material adverse tax consequences on the other Party.

19.	NOTICES

19.1	Any notice to be given under this Agreement shall be sent in writing in English by commercial courier or telefaxed to the following addresses:

If to Novartis:

Novartis Pharma AG

Lichtstrasse 35

CH-4002 Basel

Switzerland

Attention: [*****]

Telephone: [*****]

Telefax: [*****]

If to Emisphere:

Emisphere Technologies, Inc.

765 Old Saw Mill River Road

Tarrytown, NY 10591

Attention:	[*****]
Telephone:	(914) 347-2220
Telefax:	(914) 347-2498

or to such other address(es) and telefax number(s) as may from time to time be notified by either Party to the other hereunder.

19.2	Any notice sent by courier shall be deemed to have been delivered within [*****] after dispatch and any notice sent by telefax shall be deemed to have been delivered within [*****] of the time of receipt of confirmation of delivery thereof. Notice of change of address shall be effective upon receipt. Termination notices shall be made by registered mail.

20.	MISCELLANEOUS CLAUSES

20.1	No waiver of any right under this Agreement shall be deemed effective unless contained in a written document signed by the Party charged with such waiver, and no waiver of any breach or failure to perform shall be deemed to be a waiver of any other breach or failure to perform or of any other right arising under this Agreement.

20.2	If any provision in this Agreement is agreed by the Parties to be, or is deemed to be, or becomes invalid, illegal, void or unenforceable under any law that is applicable hereto, (i) such provision will be deemed amended to conform to applicable laws so as to be valid and enforceable or, if it cannot be so amended without materially altering the intention of the Parties, it will be deleted, with effect from the date of such agreement or such earlier date as the Parties may agree, and (ii) the validity, legality and enforceability of the remaining provisions of this Agreement shall not be impaired or affected in any way.

20.3	The Parties shall use their respective reasonable endeavors to ensure that the Parties and any necessary third party shall do, execute and perform all such further deeds, documents, assurances, acts and things as any of the Parties hereto may reasonably require by notice in writing to the other Party or such third party to carry out the provisions of this Agreement.

20.4	This Agreement shall be binding upon and inure to the benefit of the Parties hereto, their successors and permitted assigns and sublicensees.

20.5	No provision of this Agreement shall be construed so as to negate, modify or affect in any way the provisions of any other agreement between the Parties unless specifically referred to, and solely to the extent provided, in any such other agreement. In the event of a conflict between the provisions of this Agreement and the provisions of the Option Agreement, the terms of the Option Agreement shall prevail unless this Agreement specifically provides otherwise.

20.6	No amendment, modification or addition hereto shall be effective or binding on either Party unless set forth in writing and executed by a duly authorized representative of each Party.

20.7	This Agreement may be executed in counterparts, each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute this Agreement.

20.8	Each of the Parties undertakes to do all things reasonably within its power which are necessary or desirable to give effect to the spirit and intent of this Agreement.

20.9	Each of the Parties hereby acknowledges that in entering into this Agreement it has not relied on any representation or warranty save as expressly set out herein or in any document referred to herein.

20.10	Nothing contained in this Agreement is intended or is to be construed to constitute Emisphere and Novartis as partners, or Emisphere as an employee of Novartis, or Novartis as an employee of Emisphere. Neither Party hereto shall have any express or implied right or authority to assume or create any obligations on behalf of or in the name of the other Party or to bind the other Party to any contract, agreement or undertaking with any third party.

20.11	This Agreement has been jointly prepared and shall not be strictly construed against any Party.

20.12	The parties hereto agree to disclose publicly through a joint press release previously agreed to in writing, upon signing this Agreement, the nature and scope of the Agreement. All press releases and disclosures of Confidential Information shall be approved in writing in advance by both parties, except for such disclosures permitted pursuant to Clause 11, above, such approval not to be unreasonably withheld or delayed. Upon the occurrence of other significant events in the Research and Development Program or other activities hereunder, Emisphere and Novartis agree to make joint press releases previously agreed in writing by the Parties.

IN WITNESS THEREOF the Parties hereto have executed this Agreement in duplicate.

SIGNED BY	and	BY
For and on behalf of
Novartis Pharma AG
in the presence of:

SIGNED BY

For and on behalf of

Emisphere Technologies, Inc.

in the presence of:

SCHEDULE I

List of Emisphere Patents

[*****]

[*****]

[*****]

[*****]

[*****]

[*****]

[*****]

[*****]

1

Annex I

Emisphere tasks Year 2000	Cost

[*****]	[*****]

[*****]	[*****]

[*****]	[*****]

[*****]

Plans for additional work required of Emisphere will be added and attached to this document as needed.

2